Exhibit 99.1

WorldGate’s Third Quarter 2009 Earnings Conference Call

Operator’s Introduction
Welcome to the WorldGate Third Quarter 2009 Earnings conference call.  Just a reminder, today’s call is being recorded.  At this time, I would like to turn the call over to Mr. George Daddis, WorldGate’s Chief Executive Officer.

George Daddis
Hello everyone and welcome to our third quarter 2009 earnings conference call.   Speaking on the call today with me, will be Chris Vitale, our General Counsel and Joel Boyarski, our Chief Financial Officer.

To get us started, I am going to turn the call over to Chris.

Christopher Vitale
Thank you, George.   Hello everyone.
WorldGate intends to utilize the Safe Harbor provisions of the United States Private Securities Litigation Reform Act of 1995 with respect to the forward-looking statements made during this presentation. The forward-looking statements include statements regarding WorldGate's operating strategy going forward.  These statements are based on WorldGate's current expectations and are subject to risks and uncertainties, including risks relating to obtaining sufficient funding and developing appropriate technology solutions and the other risks and uncertainties set forth in WorldGate's 2008 Annual Report on Form 10-K.  As a result, WorldGate's actual results could differ materially from these statements. This presentation is being made on the 18th of November, 2009. The content of this presentation contains time-sensitive information that is accurate only as of the time hereof. If any portion of this presentation is rebroadcast, retransmitted or redistributed at a later date, WorldGate will not be reviewing or updating the material that is contained herein.

George Daddis
Thank you, Chris.

In May of this year, roughly 30 days after WGI and WorldGate completed the transaction giving WGI a controlling interest in the Company, we presented a new vision to transform WorldGate, from a market leading manufacturer of high quality consumer digital video phones, into a service operating company that also provides “Turn-Key” Digital Voice and Video Phone Services directly to the end using customers.  With this change to a recurring revenue based business, we made and will continue to make, significant investments in personnel and infrastructure this year, enabling us to bring our new vision to the market in 2010.

As you’ll hear shortly, in this 3rd quarter, we’ve made excellent progress in building and developing this business model. Overall, there are 4 key “pillars” to our plan.  They are:

1.	Building Our Financial Foundation
2.	Developing our Next Generation Digital Video Phone
3.	Developing and deploying our new “Turn-Key” Digital Voice and Video Phone Services
4.	And most importantly, investing in our Team.

To talk about the first pillar of our plan, I would like to introduce Joel so he can review with you our financial results.

Joel Boyarski
Thank you, George. Good afternoon everyone. What I would like do today is briefly review some of the significant transactions during and subsequent to the third quarter ended September 30, 2009.   I will then review the third quarter financial results and take you through some of the highlights on our P&L and the balance sheet.

On July 8, 2009, the Company entered into a letter agreement with Mototech settling all past due obligations owed by us to Mototech.  Mototech had performed various services for the Company, including manufacturing and engineering development, through various historical transactions, which resulted in a claim by Mototech for approximately $1,400,000 in unpaid fees and expenses from the Company.  The Company agreed

1)	to pay $600,000 in cash to Mototech between July and October per a defined payment schedule and these payments have been completed.
2)	to issue to Mototech 3,200,000 unregistered shares of Common Stock, and
3)	to issue to Mototech an unregistered vested warrant to purchase 1,000,000 shares of Common Stock with an exercise price of $.35 under certain defined criteria

In exchange, all obligations of the Company to Mototech were terminated and the Company was released from all liabilities or obligations to Mototech, including all amounts due or owing to Mototech.

In early October the 1 million Mototech warrants were exercised and the Company received gross proceeds of $350,000.

Next I want to touch on the exercise of warrants. In the second quarter of this year, the Company repriced certain warrants issued in 2004, 2005 and 2007 and through the subsequent exercise of these warrants the Company received approximately $2.9 million in net proceeds of which $2.0 million was received during the quarter ended September 30, 2009, with $900,000 having been received previously.

Turning now to the Aequus agreement, On October 8, 2009, the Company entered into a letter agreement with Aequus to settle all past due obligations owed by Aequus to the Company.

As of the date of the Aequus Settlement Agreement, Aequus had committed to purchase from the Company but had failed to pay for approximately 2,300 video phones which are held by the Company.

As a result of the Agreement,
•	all prior agreements between Aequus and any of its subsidiaries and the Company, have been terminated;
•	Aequus or the Company have no further liabilities or obligations under such prior agreements and Aequus and the Company provided a mutual release of all prior claims between the parties;
•
Aequus agreed to purchase and pay for approximately 2,300 video phones, to the extent the Company has available inventory of such video phones, on a periodic basis through February 2011.  In line with the agreement, in October and November 2009, the Company received payments from Aequus for the purchase of video phones in accordance with the agreement.

The next major transaction I want to highlight is the Revolving Loan and Security Agreement with WGI.  On October 28, 2009, the Company entered into a Revolving Loan and Security Agreement with WGI pursuant to which WGI will provide to the Company, a line of credit in a principal amount of $3 million.

Pursuant to the Revolving Loan Agreement,

•	WGI agreed to lend from time to time, as requested by the Company amounts up to an aggregate of $3 million;
•	interest accrues on any loan advances at the rate of 10% per annum;
•	the initial payment of accrued interest shall be paid on June 1, 2010 and monthly thereafter;
•	all outstanding principal and interest outstanding are required to be repaid on October 28, 2014; and
•	the Company granted WGI a security interest in all assets of the Company.

The impact of all these collective transactions, the Mototech Agreement, the Aequus Agreement, the exercise of warrants and the Revolving Loan and Security Agreement with WGI, has been to improve our cash position to help support us during the development stage of our business model.  George will talk more about this shortly

With this as a background let’s look at the first quarter results.

Revenues for the three months ended September 30, 2009 were $97,000 reflecting our current development phase of our business model. This represented a decrease of $1.1 million, versus the three months ended September 30, 2008.  The three months ended September 30, 2008 included $1.2 million of revenues for product and services provided to Aequus.

Revenue for the nine months ended September 30, 2009 was $1.5 million, compared to revenues for the nine months ended September 30, 2008 of $2.6 million.  The revenue for the nine months ended September 30, 2009 had included product sales to a VRS operator as well as $725,000 resulting from the resolved arbitration proceedings with Aequus whereby Aequus agreed to terminate our obligation to provide certain prepaid engineering services pursuant to a previous agreement with Aequus.  The $2.6 million of revenues for the nine months ended September 30, 2008 primarily resulted from the sale of product and services to Aequus.

Operating expenses for the quarter ended September 30, 2009 were $2.2 million.  The operating expenses for the three months ended September 30, 2008 were $1.5 million.  Excluding the non cash charge of $14.5 million related to the recording of the WGI/ACN transactions, which I explained in detail last quarter, and which is highlighted in the recently released Form 10-Q, the operating expenses for the nine months ended September 30, 2009 were $6.2 million, an increase of $1.2 million compared to $5.0 million for the nine months ended September 30, 2008, primarily reflecting increased staffing related to the transition to the new business model, including engineering and executive staff,  while paying current period and accruing future period severance expenses related to officers that were terminated.

The net loss for the three months ended September 30, 2009, was $1.9 million compared to net income of $23,000 for the three months ended September 30, 2008, with the increased loss primarily reflecting the increased staffing related to the transition to the new business model and a net $1.1 million gain in 2008 reflecting a gain on the termination of the March 31, 2008 agreement with Aequus and $400,000 increased gross margin related to the purchase of product and services under that agreement. .

Excluding the non-cash charge of $14.5 million related to the recording of the WGI/ACN transactions, for the nine months ended September 30, 2009 the net loss was $4.0 million, comparable to the nine months ended September 30, 2008.

Cash amounted to $1.0 million as of September 30, 2009, compared to $1.2 million as of June 30, 2009.

With that I would now like to turn the call over to George.
George Daddis
Thank you, Joel.

As you can see, we continue to make good progress in our financial restructuring, which will provide us with the necessary foundation as we build our business into 2010.   We have worked very closely with our Board of Directors to develop our go forward business plan, and we have identified the investments necessary to execute on this plan.  Now you are starting to see those investments being reflected in our financials, as we increase spending on new product development and on the infrastructure and personnel costs to establish the service operating side of our business.  Much like a traditional start-up firm, the 3rd and 4th quarter reflects a pre-revenue phase to the deployment of our business model where we build infrastructure and product.

Our revenue phase then starts in the 1st quarter of 2010, when we bring online the first customers for our new “Turn-Key” digital voice and video phone services platform.  Then, late in the 2nd quarter of 2010, revenues will accelerate as we introduce and start shipping our new next generation video phone.

We are confident that this balance between speed to market and investment in product will provide the highest return for our shareholders.

Now, before I review the key milestones achieved in our plan, I’d like to once again review the strategy behind our new business model for those of you who have not heard it before:

•
WorldGate is transitioning from a model focused primarily on one-time digital video phone equipment sales to delivering an integrated video telephony solution.  We will not only offer what we believe is an industry leading line of consumer video phones but we will also provide a turnkey digital voice and video phone service.  By building a service that is able to not only provide video telephony, but also serve as a home’s primary telephone service, we enable a recurring-revenue based business model that encourages service loyalty and one where we are able to bundle in the cost of the video phone itself – similar to how mobile phones are packaged with services in the mobile industry.  The end result is a lower start-up cost to the consumer driving faster market adoption.  Further, we believe WorldGate will be unique in the market in that we will offer an end-to-end solution – digital video phones fully integrated with a digital voice and video phone service – thus ensuring a quick and trouble free installation process.

•	So now when we go to market, we see three channels for our new Digital Video Phone and our new “Turn-Key” Digital Video Phone Services Platform.
o
In the Agent Retail Channel, we will be selling digital voice and video phone service to residential customers using agent sales partnerships.  Our ability to provide a turnkey recurring revenue service business to a prospective agent makes this an attractive addition to the business model of many companies focused on the residential market but without a telecommunication infrastructure or background in telecommunication sales.  Examples of customers in this channel include

▪	Direct Selling Companies;
▪	Online Marketing and Online Retail Marketing Companies ;
▪	Electronic and Retail Stores; and
▪	Distribution companies with consumer service offerings.
o
In the Wholesale Channel, we will be selling digital video phones and selected modules of our “Turn-Key” video and voice service offering such as customer service, billing, network and supply chain distribution, depending on the specific customer requirements.   Here the focus is on customers who already operate a portion of the service infrastructure, including telecommunication companies, VoIP service providers and select vertical providers in the Video Relay Service for deaf and hard-of-hearing, Education and Healthcare Services markets.

o
In the OEM Direct Channel, we will be selling digital video phones directly to telecommunications service providers who already have a complete digital voice and video management and network infrastructure, such as Incumbent Service Providers, CLECs, International Telecom Service Providers and Cable Service Providers.

Now that we all have a common understanding of the new business model, I’d like to review with you the second pillar of our plan and give you an update on the development of our Next Generation Digital Video Phone Platform.

Since its introduction 5 years ago, we believe the WorldGate video phone quickly became the standard by which all other consumer video phones are judged.  In my opinion, as well as the opinion of many others in the industry, the WorldGate video experience is the best in the business.  And with the launch of our new platform, we will be taking WorldGate Quality to a whole new level.  We have completely redesigned, reengineered and are developing a totally new video hardware and software platform that will support our video communications business for the next several years.

And we are spending a significant amount of time and energy to ensure that we are well differentiated and advantaged over our competitors. Here are a few examples:

We will ensure that the video performance is “natural”, meaning that the video quality is “TV Like”, or “True-to-Life”, something our competitors have found difficult to achieve through technology that ensures precise audio/video synchronization

Additionally, we will maintain this high quality across all types of networks, including DSL, Cable, Carriers and Internet Service Providers.  Even those that are bandwidth constrained.
•	Optimized Low Bandwidth Performance
•	State-of-the-Art Video Compression

And finally, we have uniquely designed and developed how we handle the acoustics to ensure the highest voice quality possible; making it seem like the person you are talking to is standing right beside you.
•	Full Duplex Speakerphone
•	High-Quality Hardware and Acoustics Design

Utilizing this new platform, the development of our first next generation digital video phone is tracking to our previously announced schedule:
•
After a comprehensive search and negotiation process to identify and select our contract manufacturing partner, we have reached the point where we will be announcing our partner within the next couple of days.

•	Pre-Production Release is on track for late March, early April 2010.
o	First 2 software releases were on schedule.
o	Hardware build of design is up and running on schedule.
•	Beta Release and Testing Scheduled for April 2010 to May 2010.
•	Mass Production and Customer Availability starting in June, 2010.

This new phone has many new features our customers are going to enjoy, including:
•	High-Quality, Real-Time Video
o	A large, 7” High-Resolution LCD Screen
o	A new VGA Resolution CMOS Camera, providing vivid color and clarity
o	The state-of-the-art TI DaVinci Chip Series
•	Support for multiple Video and Audio codecs, to allow it to operate on, and interoperate within, any carrier’s network.
•	Several New Enhanced Features
o	Digital Photo Frame
o	Connect to Large Screen LCD / TV
o	Video Mail – Get messages via any computer, anywhere in the world.
o	3-Way Video Conferencing!
•	All while delivering what we expect to be the highest quality consumer video available
o	Plug and Play Installation and Performance.

You may have noticed that I have been using the world “platform” to describe our current development initiative.  That is because what we are developing is so much more than just our next digital video phone – We are developing a next generation Digital Video Phone Platform.  Leveraging this new platform, we will be developing a full line of digital video phones to support not only the requirements of the consumer market, but the SOHO business market as well.  We’ll also be introducing new features and functionality, while opening the platform for 3rd party development and 3rd party applications.  And we’ll be doing this with a continuing effort to push video quality higher while driving costs lower to provide the best value possible to our partners and customers.

Knowing all of this, you now understand why ACN so confidently committed to purchase more than $60 million dollars worth of digital video phones over the next two years.  They like many of our partners and customers want differentiation – and they’ll get it with WorldGate Quality that will deliver a stunning, true-to-life communication experience.

Now I’d like to transition to a review of our progress on the third pillar of our plan, which is the development and deployment of our “Turn-Key” Digital Voice and Video Phone Services platform.  Our development is tracking to our previously announced schedule and we’ll be turning up our first customers during the 1st quarter of 2010.  Specifically:
•
Key partnerships and agreements, including our strategic partnership agreement with Deltathree, have been signed and development/integration is nearing completion, with end-to-end QA testing to take place later this year.

•	With these agreements and our internal development, our turn-key service offering will include:
o	Complete Digital Voice and Video Phone Services for Consumers with Significant Savings
▪	Local, Long Distance, International, Number Portability
▪	Complete Suite of Calling Features like voice mail, caller ID, 3-way calling and more
▪	Unlimited Calling in U.S., Canada and Puerto Rico
o	Global IP Network Optimized for Digital Voice and Video
▪	Network, Applications, NOC, Call Routing
o	Complete Back-Office Support
▪	Online, Order Entry, Provisioning, Inventory Management, Billing, Credit & Collections, Customer Care and Technical Support
▪	Partner Specific Branding on all customer specific touch points, including the Digital Video Phone, the Learn, Order and Member Center Websites, Customer Communications, Customer Care, etc.

And at this time, I am very pleased to announce that we have recently signed our first few customers.  We’ll provide further customer details as we jointly announce the market launch of their services starting in January.  In addition to the signing of these customers, we are being approached by, and have been proactively targeting and having meetings with numerous prospective customers in all three of our channels, including meetings with incumbent service providers, cable companies, direct selling companies, internet services companies, marketing and distribution companies and companies targeting the retail market segment.  The interest and activity is such that we have made a decision to add additional resources to our sales effort.

And with that statement, this is a good time to transition to the fourth pillar of our plan – investing in our team.

World-class companies are built by our employees one transaction, one handshake, one kept promise at a time.  Each of us is an owner of our brand with the power to advance our standing and our reputation with each partner and customer interaction.  And over the past six months we have been very busy in this regard.

We had an existing engineering team that we believe is second to none in our business.  And we’ve added several new individuals to the team over the past few months to help us as we’ve accelerated the development schedule and efforts for our next generation digital video phone platform.

We also recruited a brand new board of directors, made up of seasoned telecommunication industry executives with proven track records in growing start-ups and small companies into large, highly profitable companies.

And finally, we have made significant changes in our senior management team, bringing in experienced leaders with the capabilities and track record to bring our vision for WorldGate to fruition.  And today I am happy to announce the newest addition to our senior team, Barry MacCheyne, who joins us as our new Vice President of Global Sales.

Barry brings more than 20 years of sales, sales management and business development experience where he consistently delivered strong sales, financial and operational results.  For the past few years, Barry was Senior Vice President of Global Sales for TATA Communications where he was responsible for all sales and marketing of their mobile services portfolio.  Prior to TATA, Barry was Senior Vice President of North American Carrier Services for Global Crossing, responsible for managing and growing their $1.5 billion dollar voice and data services portfolio.  Barry has extensive experience both domestically and internationally with a wide network of contacts developed throughout the years.  He is an innovative, out-of-the-box thinker who is client-centric, action-oriented and maintains the highest degree of integrity.  Please join me in welcoming Barry to our team.

As you can see, WorldGate is on the move.  And I can now say that literally, as we are going to be moving.  With the growth of our team and the investments we are making to build for the future, we have also been looking for new office space very close to our current WorldGate headquarters in the Trevose area.  We are within a week or so of finalizing the term sheet for our new office space, and thus we will be releasing the new location details before the end of this year, with the actual move expected to take place in the 2nd quarter of 2010.  We are very excited as this new expanded space will be in a new, multi-story Class A building, with the WorldGate logo prominently displayed on the outside.  Additionally, since the interior space has never been occupied, it will be designed and built-out to our unique specifications, ensuring our engineering team; along with the rest of our company, has the necessary capacity for today’s development requirements and our future growth.

In summary, you can tell these are exciting times and that we are moving quickly, yet, more importantly, you’ve heard we continue to make great progress against our established plan, meeting, and at times, exceeding our milestones.

•	Our Financial Foundation is getting stronger.
•	The development of our Next Generation Digital Video Phone in on-track for June customer delivery.
•	The development and introduction of our new “Turn-Key” Services Business Model is well underway with our first customer turning up early next year.
•	And finally, we continue to selectively grow our Team, bringing the best of the best together, to deliver the highest quality video communication experience to consumers.

When I joined the company I told you what attracted me to this opportunity is WorldGate’s extraordinary video technology and my belief the market opportunity for video communications is now.  And today, given everything we’ve accomplished over the past 90 days, and everything I’ve experienced and now know, I am more convinced than ever that our vision to bring innovative video technology to consumers with a commitment to build significant long-term shareholder value is right, and our timing is now.

At this time, I am going to ask the operator to come back on and help us as we open the call for Questions and Answers.